Exhibit 99.1

NEWS RELEASE

Investors:	John S. Penshorn	G. Mike Mikan
	Senior Vice President	Chief Financial Officer
	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Net Earnings of $0.95 Per Share, Up 19%

•	Operating Margin Expanded 110 Basis Points Year-Over-Year to 11.5%

•	Consolidated Medical Care Ratio of 79.5% Includes Sequential Improvement in Employer-Sponsored Health Benefits

•	Adjusted Operating Cash Flows of $2.1 Billion[1]

•	2008 Earnings Outlook of $3.95 to $4.00 Per Share

•	$2 Billion of Shares Repurchased During Third Quarter;

Additional $7 Billion in Share Repurchase Targeted by Year End 2008

MINNEAPOLIS (October 18, 2007) – UnitedHealth Group (NYSE: UNH) achieved solid results in the third quarter of 2007, including expanded operating margins and continued strong cash flows and earnings.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Our diversified health care service enterprise continued to perform well, with strong results from businesses such as AmeriChoice in Medicaid, Evercare in specialized senior programs, SecureHorizons in Medicare Advantage, Golden Rule in individual insurance and Ingenix in health informatics. We have expanded our network of care providers, meaningfully strengthened service performance for customers and care providers, increased our engagement with health system stakeholders, and are poised for a strong fourth quarter launch of AARP-branded Medicare products for 2008.”

[1]	Reported cash flows from operations were $0.5 billion. A further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached financial schedules.

Quarterly Financial Performance

Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenues	$18.68 billion	$19.00 billion	$17.97 billion
Earnings From Operations	$2.16 billion	$2.07 billion	$1.86 billion
Operating Margin	11.5%	10.9%	10.4%

UnitedHealth Group Highlights

Third quarter results reflected growth in key businesses and strength in earnings, margins and cash flows, as well as improvement in the medical care ratio.

•

Consolidated third quarter revenues were $18.7 billion, increasing $0.7 billion or 4 percent year-over-year. Revenues decreased sequentially, as business growth in the quarter was more than offset by the timing of revenue recognition for Medicare products.

•	Consolidated earnings from operations in the third quarter were $2.2 billion, up $292 million or 16 percent year-over-year.

•

The consolidated operating margin of 11.5 percent expanded 110 basis points year-over-year, due to margin gains in the Health Care Services business segment. The consolidated operating margin increased 60 basis points sequentially, with margins stable or improved across every business segment.

•	Third quarter consolidated net earnings of $1.3 billion grew $171 million or 15 percent year-over-year and $55 million or 4 percent from second quarter 2007.

•

Third quarter cash flows from operations of $2.1 billion grew 14 percent year-over-year, after adjusting reported cash flows from operations of $516 million to appropriately align monthly payment receipts from the Centers for Medicare and Medicaid Services.

•	Third quarter consolidated net earnings per share were $0.95, an increase of 19 percent from $0.80 per share in the third quarter of 2006.

UnitedHealth Group highlights – Continued

•

The consolidated medical care ratio of 79.5 percent improved 160 basis points year-over-year and 80 basis points sequentially. The sequential quarterly gain was the result of a stable or improved ratio in every business segment.

•

During the third quarter of 2007, the Company realized favorable development of $70 million in its estimates of medical costs incurred in 2006. The Company also realized an additional $70 million of favorable development in its estimates of medical costs incurred in the first half of 2007. These compare to $80 million of total favorable reserve development in the third quarter of 2006, including $10 million from 2005. Year-to-date in 2007 there has been $350 million in prior year favorable reserve development, as compared to $380 million in prior year favorable development through the first nine months of 2006.

•	Medical costs days payable excluding the AARP division was 54 days for the quarter, an increase of two days from second quarter 2007 and in the range of recent quarters’ results.

•

Third quarter operating costs were 14.0 percent of revenue, an increase of 50 basis points from 13.5 percent in the third quarter of 2006, due to the effect of business mix change as higher margin, fee-based businesses such as Ingenix increase their size and impact, increased investment in technology, service and product enhancements that benefit consumers and care providers, and preparation for the Medicare Advantage marketing season. Operating costs increased by only $11 million sequentially on a $2.6 billion quarterly operating cost base. The operating cost ratio increased 30 basis points from the second quarter of 2007 due to the effect of the timing of Medicare revenue recognition under GAAP on this calculation.

•	The third quarter income tax rate of 36.3 percent was in the range of recent quarters’ rates.

•

Fully diluted weighted average common shares outstanding decreased sequentially by 29 million shares in the third quarter to 1.35 billion. The Company repurchased 41 million shares during the quarter for approximately $2 billion.

•	Third quarter return on equity exceeded 24 percent.

Outlook

UnitedHealth Group is targeting earnings of approximately $3.49 to $3.50 per share for full year 20072, an increase of approximately 18 percent over 2006 results. Fourth quarter earnings per share are expected to be slightly below third quarter results – due to projected seasonal increases in health care costs for UnitedHealthcare and seasonally increased levels of Medicare Advantage sales and marketing expenditures. The Company is targeting 2008 earnings in the range of $3.95 to $4.00 per share, including contributions from Sierra Health Services, Inc., which is anticipated to be acquired prior to year end 2007, and a total of $7 billion in share repurchase projected through fourth quarter 2007 and full year 2008.

[2]	Including the first quarter IRS code section 409A charges, the Company anticipates 2007 full year earnings will be in the range of $3.41 to $3.42 per share.

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of mid-sized and small employers and for consumers. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. Ovations delivers health care services to Americans over the age of 50.

Quarterly Financial Performance

Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenues	$16.69 billion	$17.05 billion	$16.12 billion
Earnings From Operations	$1.65 billion	$1.62 billion	$1.38 billion
Operating Margin	9.9%	9.5%	8.5%

Key Developments for Health Care Services

Third quarter results for the Health Care Services segment included important product development and launch activities for UnitedHealthcare, advancing AmeriChoice financial performance, and growth in Ovations Medicare offerings, offset by lower enrollment in UnitedHealthcare employer-sponsored product lines. Ovations also launched marketing for its 2008 senior product offerings, effective October 1, 2007.

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Revenues for Health Care Services grew $570 million or 4 percent year-over-year and decreased $359 million or 2 percent sequentially to $16.7 billion in the third quarter of 2007. The decrease was due to an approximately $600 million sequential reduction related to the timing of Part D prescription drug plan revenue and Medicare risk adjustment factor revenue for Ovations, partially offset by organic business growth in health care services.

•

Third quarter Health Care Services earnings from operations of more than $1.6 billion grew $268 million or 19 percent year-over-year, led by advances in operating earnings in the Ovations and AmeriChoice businesses, and increased $30 million or 2 percent sequentially.

•	Health Care Services’ operating margin improved 140 basis points year-over-year and 40 basis points sequentially to 9.9 percent in the third quarter of 2007.

Key Developments for Health Care Services – Continued

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Ovations reported revenues of $6.6 billion in the third quarter, up $196 million or 3 percent year-over-year. Revenues decreased $409 million or 6 percent from the second quarter of 2007 due to an approximately $600 million sequential reduction related to the timing of Part D and Medicare risk adjustment revenue.

•

Ovations saw strong membership growth across its active Medicare products, with its Medicare membership growing by 95,000 seniors in the third quarter, including an increase of 20,000 seniors in its Medicare Advantage plans.

•

On October 1, 2007, Ovations launched marketing efforts nationwide for its Medicare products for 2008. New developments include zero copay generic prescriptions filled by mail order, a significant expansion of chronic care special needs plan offerings from seven states to 34 states, and targeted geographic expansions for Medicare Advantage programs. Importantly, Ovations network-based SecureHorizons Medicare Advantage programs are now exclusively offered on a co-branded basis with AARP for the first time.

•	AmeriChoice third quarter revenues of $1.2 billion increased $205 million or 22 percent year-over-year and $27 million or 2 percent from the second quarter of 2007.

•	AmeriChoice membership, which was stable in the third quarter of 2007, expanded by 245,000 people or 17 percent year-over-year.

•	Third quarter revenues of $9 billion for UnitedHealthcare increased $169 million or 2 percent year-over-year and were up $23 million sequentially.

•

The number of people served by UnitedHealthcare decreased by 60,000 in the third quarter of 2007, as growth of 80,000 consumers in fee-based products was offset by a reduction in risk-based membership of 140,000 consumers.

•

The state of Georgia has expanded UnitedHealthcare’s pharmacy benefit management offering for state health benefit plan participants to include approximately 300,000 fee-based preferred provider organization (PPO) members, effective January 1, 2008.

•

In the third quarter, UnitedHealthcare began the introduction of its Edge product line, which informs and motivates consumers to use physicians and hospitals with strong demonstrated quality and efficiency performance. This innovative family of product offerings will improve affordability for customers and enable UnitedHealthcare to address a broader spectrum of price points in the full-benefit, employer-sponsored segment of the market.

•	UnitedHealthcare also launched its Vital Measures product line, which uses benefit design to reward healthy behaviors among consumers.

•

UnitedHealthcare’s third quarter 2007 medical care ratio of 81.6 percent compares to a ratio of 82.0 percent in the second quarter of 2007. The sequential reduction reflects lower seasonal utilization of health care services in the third quarter, as anticipated.

Business Description – Uniprise

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly Financial Performance

Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenues	$1.42 billion	$1.41 billion	$1.37 billion
Earnings From Operations	$217 million	$201 million	$235 million
Operating Margin	15.3%	14.3%	17.2%

Key Developments for Uniprise

Third quarter 2007 developments for Uniprise included investments in technology, service and product enhancements that benefit consumers and care providers and the substantial completion of the January 2008 selling season, including the renewal of high profile corporate customers under multi-year arrangements.

•	Third quarter Uniprise revenues of $1.4 billion increased $46 million or 3 percent year-over-year.

•

At the end of the third quarter Uniprise served 11.1 million people in the large, multi-state employer market segment. The net 55,000 person reduction in people served during the third quarter of 2007 is attributed primarily to normal levels of employment attrition within continuing customers.

•

Uniprise and UnitedHealthcare continue to grow their market leadership position in consumer-directed account-based benefit products. These businesses served a total of 2.3 million people through these offerings as of September 30, 2007, representing growth of 440,000 consumers or 24 percent year-over-year and 400,000 consumers or 21 percent since December 31, 2006.

•	Exante Financial Services reached $435 million in assets under management and 1.3 million financial accounts at September 30, 2007.

•

Exante Financial Services moved just under $5 billion in payments electronically to health system providers during the third quarter, representing nearly 80 percent growth in electronic payments year-over-year.

•

Uniprise operating earnings of $217 million decreased $18 million year-over-year due to increased expenditures on technology, service and product enhancements that benefit consumers and care providers, and increased $16 million sequentially due to an adjustment to a reserve based on recent developments.

Business Description – OptumHealth

OptumHealth optimizes health, well-being and financial security for people and organizations through personalized management solutions, specialized benefits and health financial services. OptumHealth helps people improve their lives by making informed decisions about their health and health care finances.

Quarterly Financial Performance

Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenues	$1.17 billion	$1.16 billion	$998 million
Earnings From Operations	$222 million	$213 million	$198 million
Operating Margin	19.1%	18.3%	19.8%

Key Developments for OptumHealth

During the third quarter Specialized Care Services and its individual businesses were rebranded as OptumHealth. OptumHealth serves markets outside of UnitedHealth Group, such as health plans, the public sector and non-UnitedHealth employer groups. The re-branding allows OptumHealth to easily represent its broad array of capabilities to the external market, making the breadth of its solutions more accessible to new, as well as existing clients. At the consumer level, the OptumHealth branding reinforces its ability to create personalized, caring and lifelong relationships to improve overall health and well-being.

•

Third quarter revenues rose to $1.2 billion, up $167 million or 17 percent year-over-year, and were stable with the second quarter of 2007. OptumHealth provided services to approximately 58 million unique consumers as of September 30, 2007.

•	In the third quarter, earnings from operations of $222 million increased $24 million or 12 percent year-over-year and improved $9 million or 4 percent from second quarter 2007.

•

OptumHealth generated an operating margin of 19.1 percent in the third quarter of 2007, a decrease of 70 basis points year-over-year and up 80 basis points sequentially. The year-over-year margin change reflects strong growth from public sector clients that are contributing relatively larger per client revenues at comparatively lower overall margins. The sequential gain in operating margin was principally due to effective operating cost management.

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OptumHealth Behavioral Solutions (formerly United Behavioral Health) co-authored a study, published in the Journal of the American Medical Association, along with Harvard Medical School, and Group Health Cooperative’s Center for Health Studies, finding that a systematic approach to identifying and treating depression not only improves clinical outcomes but also results in higher job retention, decreased sickness, lower work-absence and increased work productivity.

Business Description – Ingenix

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance

Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenues	$347 million	$286 million	$247 million
Earnings From Operations	$70 million	$44 million	$52 million
Operating Margin	20.2%	15.4%	21.1%

Key Developments for Ingenix

Ingenix continues to build momentum, with strong growth in virtually every performance metric. This business is responding to the growing needs for data-driven solutions, analytics and consulting services by all participants across the health care system.

•	Ingenix revenues increased $100 million or 40 percent year-over-year and $61 million or 21 percent sequentially, to $347 million in the third quarter of 2007.

•

The Ingenix revenue backlog reached a record $1.75 billion at September 30, 2007, increasing 46 percent year-over-year and led by new sales for clinical data services, drug safety services and clinical research services in the third quarter.

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Ingenix third quarter operating earnings of $70 million increased $18 million or 35 percent year-over-year, and $26 million or 59 percent from second quarter 2007. The operating margin of 20.2 percent decreased 90 basis points year-over-year and increased 480 basis points on a sequential basis, as anticipated, due to seasonal demand for certain higher-margin Ingenix offerings.

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Over the past two quarters Ingenix has brought new capabilities to the market in clinical and claim transaction connectivity and data interchange, physician practice management and revenue cycle management, and health care policy consulting services. These expand Ingenix’s ability to serve the data and health informatics needs of participants in the broad health system.

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The expanding new product and service pipeline at Ingenix includes software-as-service applications for small physician offices, instant medication profiling for patients in hospitals, applications using advanced analytics to target treatments for specialized patient populations, and connectivity and artificial intelligence applications for next-generation claims transmission services.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, OptumHealth and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause UnitedHealth Group’s actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historic stock option practices, the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the SEC, and review by the IRS, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, shareholder demands and purported securities and Employee Retirement Income Security Act (ERISA) class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and failure to complete or receive anticipated benefits of acquisitions.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #3056896. This earnings release and the Form 8-K dated October 18, 2007, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended September 30, 2007

- Consolidated Statements of Operations	2

- Condensed Consolidated Balance Sheets	3

- Condensed Consolidated Statements of Cash Flows	4

- Segment Financial Information	5

- Customer Profile Summary	6

- Reconciliation of Non-GAAP Financial Measures:

- Operating Results Excluding IRS Section 409A Charges	7

- Adjusted Cash Flows from Operating Activities	8

- Consolidated Reporting Excluding AARP	9

- 2007 Forecasted Operating Results	10

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007 (a)	2006
REVENUES
Premiums	$16,984	$16,483	$51,817	$49,101
Services	1,154	1,075	3,406	3,178
Products	239	186	638	516
Investment and Other Income	302	226	865	619

Total Revenues	18,679	17,970	56,726	53,414

OPERATING COSTS
Medical Costs	13,500	13,369	41,884	40,062
Operating Costs	2,616	2,419	7,885	7,425
Cost of Products Sold	206	151	557	431
Depreciation and Amortization	202	168	589	493

Total Operating Costs	16,524	16,107	50,915	48,411

EARNINGS FROM OPERATIONS	2,155	1,863	5,811	5,003

Interest Expense	(142)	(129)	(391)	(327)

EARNINGS BEFORE INCOME TAXES	2,013	1,734	5,420	4,676

Provision for Income Taxes	(730)	(622)	(1,982)	(1,692)

NET EARNINGS	$1,283	$1,112	$3,438	$2,984

BASIC NET EARNINGS PER COMMON SHARE	$0.98	$0.83	$2.59	$2.22

DILUTED NET EARNINGS PER COMMON SHARE	$0.95	$0.80	$2.50	$2.13

Diluted Weighted-Average Common Shares Outstanding	1,348	1,397	1,375	1,404

(a)	Includes $87 million of Operating Costs ($55 million after-tax or $.04 per share) for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs ($57 million after-tax or $.04 per share) for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2007	December 31, 2006

ASSETS
Cash and Short-Term Investments	$11,121	$10,940
Accounts Receivable, net	1,318	1,323
Other Current Assets	4,400	3,781

Total Current Assets	16,839	16,044

Long-Term Investments	10,946	9,642
Other Long-Term Assets	22,656	22,634

Total Assets	$50,441	$48,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,370	$8,076
Commercial Paper and Current Maturities of Long-Term Debt	1,162	1,483
Other Current Liabilities	10,097	8,938

Total Current Liabilities	19,629	18,497

Long-Term Debt, less current maturities	6,965	5,973
Future Policy Benefits for Life and Annuity Contracts	1,839	1,850
Deferred Income Taxes and Other Liabilities	1,343	1,190
Shareholders’ Equity	20,665	20,810

Total Liabilities and Shareholders’ Equity	$50,441	$48,320

The table below summarizes certain non-GAAP balance sheet data excluding AARP related amounts:
	September 30, 2007	December 31, 2006
Accounts Receivable, net	$857	$906
Other Current Assets	$2,338	$1,857
Other Current Liabilities	$8,654	$7,601
Medical Costs Payable	$7,290	$7,072
Days Medical Costs in Medical Costs Payable	54	53

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating Activities
Net Earnings	$3,438	$2,984
Noncash Items:
Depreciation and amortization	589	493
Deferred income taxes and other	(283)	(297)
Stock-based compensation	445	277
Net changes in operating assets and liabilities	618	1,469

Cash Flows From Operating Activities (a)	4,807	4,926

Investing Activities
Cash paid for acquisitions, net of cash assumed	(205)	(718)
Purchases of property, equipment and capitalized software, net	(686)	(466)
Net sales and maturities/(purchases) of investments	(1,416)	(299)

Cash Flows Used For Investing Activities	(2,307)	(1,483)

Financing Activities
Common stock repurchases	(4,424)	(2,345)
Net change in commercial paper and debt	684	545
Stock-based compensation excess tax benefit	243	228
Customer funds administered	547	1,706
Other, net	480	254

Cash Flows From (Used For) Financing Activities	(2,470)	388

Increase in cash and cash equivalents	30	3,831
Cash and cash equivalents, beginning of period	10,320	5,421

Cash and cash equivalents, end of period	$10,350	$9,252

(a)	See Cash Flows From Operating Activities as adjusted for the timing of CMS premium payments for third quarter 2007 and 2006 on page 8 of these financial schedules.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007		2006
UnitedHealthcare	$8,954	$8,785	$26,785		$26,274
Ovations	6,585	6,389	20,793		18,966
AmeriChoice	1,155	950	3,261		2,738

Health Care Services	16,694	16,124	50,839		47,978
Uniprise	1,416	1,370	4,263		4,053
Specialized Care Services	1,165	998	3,441		2,970
Ingenix	347	247	896		671
Eliminations	(943)	(769)	(2,713)		(2,258)

Total Consolidated	$18,679	$17,970	$56,726		$53,414

EARNINGS FROM OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007		2006
Health Care Services	$1,646	$1,378	$4,562		$3,662
Uniprise	217	235	633		665
Specialized Care Services	222	198	640		564
Ingenix	70	52	152		112
Corporate	—	—	(176	)(a)	—

Total Consolidated	$2,155	$1,863	$5,811		$5,003

(a)	Includes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	September 2007	June 2007	December 2006	September 2006

Commercial Businesses
Risk-based	14,640	14,930	14,490	14,150
Fee-based	18,845	18,860	18,870	18,675

Federal, State, and Municipal Governments	14,865	14,770	14,275	14,235

Individual Consumers	1,200	1,090	1,115	1,115

Institutional	21,440	21,445	21,930	22,210

Grand Total	70,990	71,095	70,680	70,385

Total Medicare Part D (included above)	5,950	5,890	5,740	5,745

Consumer-Directed Health Plans (included above)	2,290	2,245	1,890	1,850

Supplemental Segment Profile - Health Care Services and Uniprise	September 2007	June 2007	December 2006	September 2006

Health Care Services:
Risk-based commercial	9,625	9,765	10,040	9,850
Fee-based commercial	4,880	4,800	4,735	4,670
Medicare Advantage	1,340	1,320	1,410	1,415
Medicaid	1,650	1,650	1,425	1,405

Total Health Care Services	17,495	17,535	17,610	17,340

Uniprise	11,070	11,125	10,925	10,990

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding IRS Section 409A Charges (a)

(in millions)

(unaudited)

	Nine Months Ended September 30, 2007
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)
REVENUES
Premiums	$51,817	$—	$51,817
Services	3,406	—	3,406
Products	638	—	638
Investment and Other Income	865	—	865

Total Revenues	56,726	—	56,726

OPERATING COSTS
Medical Costs	41,884	—	41,884
Operating Costs	7,885	(176)	7,709
Cost of Products Sold	557	—	557
Depreciation and Amortization	589	—	589

Total Operating Costs	50,915	(176)	50,739

EARNINGS FROM OPERATIONS	5,811	176	5,987

Interest Expense	(391)	—	(391)

EARNINGS BEFORE INCOME TAXES	5,420	176	5,596

Provision for Income Taxes	(1,982)	(64)	(2,046)

NET EARNINGS	$3,438	$112	$3,550

DILUTED NET EARNINGS PER COMMON SHARE	$2.50	$0.08	$2.58

Diluted Weighted-Average Common Shares Outstanding	1,375	—	1,375

Medical Care Ratio	80.8%		80.8%
Operating Cost Ratio	13.9%		13.6%
Operating Margin	10.2%		10.6%

(a)	Excludes charges recorded in the first quarter of 2007 related to IRS Section 409A stock option matters. This is a non-GAAP measure that management believes improves the comparability of the Company’s results between periods.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Adjusted Cash Flows from Operating Activities (a)

(in millions)

(unaudited)

	Three Months Ended September 30,
	2007	2006
GAAP Cash Flows From Operating Activities	$516	$314
July CMS Premium Payment Received in June	1,569	1,511

Adjusted Cash Flows From Operating Activities (a)	$2,085	$1,825

(a)	Adjusted Cash Flows From Operating Activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premium on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon which payments are received by the Company from CMS during a particular period. Adjusted Cash Flows From Operating Activities presents operating cash flows assuming that each monthly CMS premium payment was received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Consolidated Reporting Excluding AARP (a)

(in millions)

(unaudited)

	September 30, 2007			June 30, 2007
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,318	$461	$857	$1,536	$456	$1,080
Medical Costs Payable	$8,370	$1,080	$7,290	$8,452	$1,090	$7,362
Medical Costs	$13,500	$1,178	$12,322	$13,944	$1,174	$12,770
Medical Days Payable	57	84	54	55	84	52
Days Sales Outstanding	7	31	5	7	31	6

	December 31, 2006			September 30, 2006
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,323	$417	$906	$1,218	$422	$796
Medical Costs Payable	$8,076	$1,004	$7,072	$8,206	$1,021	$7,185
Medical Costs	$13,246	$1,082	$12,164	$13,369	$1,102	$12,267
Medical Days Payable	56	85	53	56	85	54
Days Sales Outstanding	7	31	5	6	31	4

(a)	Certain account balances and financial measures have been presented in this earnings release excluding our AARP business. Management believes these disclosures are meaningful since underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF) and the effects of changes in balance sheet amounts associated with the AARP program accrue to the overall benefit of the AARP policyholders through the RSF balance. Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

2007 Forecasted Operating Results

(in millions, except per share data)

(unaudited)

Year Ended December 31, 2007
GAAP Diluted Net Earnings per Common Share	$3.41 to $3.42
IRS Section 409A Impact per Common Share	$0.08

Diluted Net Earnings per Common Share Excluding IRS Section 409A Charges	$3.49 to $3.50